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                                                                   EXHIBIT 10.26

                 STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT

This document sets out the principal terms and conditions of employment between:

  Edward MCCORMACK ("Employee") of 60 Chaucer Road, Crowthorne, Berks RG45 7QN

                                      -and-

   FLAG TELECOM HOLDINGS LIMITED ("the Company") whose registered office is at
             Suite 770, 48 Par-la-Ville Road, Hamilton HM11, Bermuda

Date on which the Employee's employment began with the Company was 5 February 1996 and this document states the principal terms and conditions of the Employee's employment with Company for the term beginning 1 January 2002.

In this Agreement the "Board" means the Board of Directors from time to time of the Company.

"Associated Company" means a company which from time to time is a subsidiary or a holding company of the Company or a subsidiary (other than the Company) of a holding company of the Company. In this definition "subsidiary" and "holding company" have the same meanings as in Section 736 of the Companies Act 1985, as originally enacted.

1.   JOB AND RESPONSIBILITIES AND PLACE OF EMPLOYMENT

You are employed by the Company in the post of:

                             Chief Operating Officer

Any variation in your job title will be notified to you in writing.

You shall exercise such duties in relation to the business of the Company as may from time to time be vested in or assigned to you by the Company. The Company reserves the right at any time during your employment, upon reasonable notice, to require you to undertake any duties which fall within your capabilities including serving as a member of the board of the Company.

Your place of employment is Hamilton, Bermuda.

During the continuance of your employment with the Company you may be required to travel to such places (whether in or outside the United Kingdom) and in such manner and on such occasion as the Company may from time to time decide.

2.   TERM OF APPOINTMENT

2.1 Subject to Clause 2.2 you shall serve the Company as Chief Operating Officer or in such other capacity of a like status as the Company may require for a fixed period of 3 years from 1 January 2002. Thereafter your employment may be terminated either by the Company giving to you not less than 60 days' notice in writing or by you giving to the Company not less than 60 days' notice in writing.

2.2  In the event that:

     (a) the Company terminates your employment without giving the notice specified in this clause 2 and for a reason other than those specified in clause 11.1 (b), (c) and (d); or

     (b) if within 1 month of a change in the control of the Company you resign terminating your employment with immediate effect where control has the meaning given to it in Section 840 of the Income and Corporation Taxes Act 1988 operative within England and the change in control of the Company is to a company that at the date of the change in control was not an Associated Company; or

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     (c)     when you give 60 days notice of resignation, such notice to expire after 31 December 2003 terminating your employment; or

     (d)     the Company terminates your employment under clause 11.1(a)
             (incapacity)

     the Company shall pay a sum equal to two years' worth of your basic salary under this Agreement plus bonus of 100% of two years' basic salary SUBJECT TO all necessary deductions AND any entitlement in respect of your service during any unexpired fixed term or notice period under clause 2.1 shall not apply.

3.   REMUNERATION

You will be paid a basic salary of USD$400,000 per annum payable monthly in arrears each calendar month subject to normal deductions of tax and national insurance in respect of the fulfilment of your duties as Chief Operating Officer. This salary will be paid by direct credit transfer to your personal bank. It will be your responsibility to ensure that the accounts department has a note of your Bank, Bank Account Number and Sort Code Number.

Your salary will be reviewed annually for possible increase and any changes will be at the entire discretion of the Company. The Company is not obliged to increase your salary following such reviews.

You will also be eligible to receive a bonus targeted at 100% of basic salary (pro rata for part years). Bonus earnings will be determined by the Chairman and Chief Executive Officer, based on your performance against specific objectives, which will be mutually agreed with you. It will be possible to exceed the target bonus amount.

You will be entitled to a gross payment of US$120,000 per annum in respect of benefits to be selected at your discretion (subject to all approprite deductions).

An itemised pay statement of your earnings and deductions will be sent to you at the end of each month.

If your employment is terminated by the Company without cause (ie for a reason other than those specified in clause 11.1) or following a change of control (as referred to in clause 2.2(b)) then all options which you have been granted by the Company will vest and will be exercisable by you on or before 31 December 2011. In the event of your resignation of employment from the Company all vested options will be exercisable by you on or before 31 December 2011.

You will be granted deferred stock units under the Long Term Incentive Plan ("Plan") in respect of one million ordinary shares in the Company. Such units will vest as to one quarter on 30 June 2002, one quarter on 31 December 2002, a further quarter on 30 June 2003 and the remaining quarter on 31 December 2003 subject to your continued employment with the Company at each date. The terms of such grant will be set out in a letter to you from the Chairman and Chief Executive Officer of the Company. The deferred stock units will at all times be subject to the provisions of the Plan.

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As an alternative to the deferred stock units or any of them it is agreed that the Company may elect that in place of the ordinary shares which would have vested in you on any of the above mentioned dates the Company pay a cash bonus to you equal to the value of the ordinary shares vesting in you on any of the above mentioned dates in place of the relevant ordinary shares and if the Company so elects and makes such a payment your entitlement in respect of the relevant ordinary shares will be extinguished and you will execute such documents as required by the Company to evidence such extinguishment.

You are also entitled to the following payments net of all UK taxes:

(a) a cash car allowance of US$26,000;
(b) a housing allowance of US$120,000;
(c) a children's education allowance of US$60,000

per annum payable in equal instalments monthly in arrears each calendar month. This will be paid by the Company along with your monthly salary.

4.   EXPENSES

In the event that you incur any expense directly in the performance of your duties, the Company will reimburse such reasonable expenses, including first class air travel, subject to production by you of satisfactory evidence in accordance with the Company's Expenses policies, as in force from time to time.

5.   HOURS OF WORK

There are no normal working hours for this employment and you will be required to work such hours and at such times as the Company reasonably considers necessary to meet the needs of the business and the efficient discharge of your duties.

6.   SICKNESS OR INJURY

If you are absent from work due to illness or injury and you have carried out your responsibilities regarding notification of your absence, you may be entitled to sick pay. This will be continued payment of your normal salary (such payment to be inclusive of Statutory Sick Pay or social security benefits to which you may be entitled) for a total of up to 26 in any 52 consecutive weeks of employment under this Agreement. Entitlement to this sick pay is at the Company's sole discretion.

The Company may at its entire discretion require you to undergo a medical examination by a doctor of the Company's choice at its expense.

You authorise the doctor to disclose to the Company the results of the examination and discuss with it any matters arising from the examination as might impair you in properly discharging your duties.

7.   INSURANCES

You will be provided cover for private health insurance for yourself and your dependents, life insurance in the amount of US$675,000 and other insurances in accordance with the Company's normal insurance policies.

8.   HEALTH AND SAFETY

You are expected to comply with the Company regulations concerning health and safety at work.

9.   COPY/MAKING ABSTRACTS, ETC.

It is strictly forbidden to make any copy, abstract, summary or precis of the whole or part of any document belonging to the Company except where expressly authorised so to do or in the proper performance of your duties.

10.  OUTSIDE COMMUNICATIONS

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Other than in the proper performance of your duties or after obtaining the prior written permission of the CEO it is strictly forbidden to make contact with or communicate with any member of the press or media or anyone so connected on behalf of the Company or any Associated Company.

Failure to comply with any of the provisions in this clause, and clause 9 above may, if the circumstances warrant, be regarded as gross misconduct for which you may be liable to summary dismissal.

11.      TERMINATION OF EMPLOYMENT

11.1 In addition to the reasons for summary dismissal given in clauses 9 and 10 of this Agreement you will be liable to summary dismissal, if you:-

(a) shall be or become incapacitated from any cause whatsoever from efficiently performing your duties hereunder for 6 consecutive months or for 26 weeks in aggregate in any period of 52 consecutive weeks; or

(b) shall be guilty of misconduct or shall commit any serious or persistent breach of any of your obligations to the Company or any Associated Company (whether under this Agreement or otherwise); or

(c) shall refuse or neglect to comply with any lawful orders given to you by the Company; or

(d) shall fail, in the reasonable opinion of the Board, to perform your duties competently.

If you are accused of any breach of 11.1 (b), (c) or (d) above you will be provided with written notice by the Board and given 14 days to explain the alleged conduct. If the Board finds that your explanation is unsatisfactory then the Company shall be entitled by notice in writing to you to terminate forthwith your employment under this Agreement.

Any delay or forbearance by the Company in exercising any right of termination shall not constitute a waiver of it.

11.2 You shall be entitled to terminate your employment for "Good Reason" in the event of the Company or any Associated Company doing any of the following:-

         (a) diminishing your position below Chief Operating Officer of the Company or any of its Associated Companies, or your responsibilities, or requiring you to report to a person or entity other than the CEO of the Company;

         (b)      breaching any material term of this Agreement.

         (c)      Preventing you from performing your duties.

         In the event that you seek to terminate your employment pursuant to this section, you shall provide the Company with written notice of the specific reasons for such termination within 90 days of having knowledge of the event that is the basis for such termination and affording the Company 30 days to rectify the alleged complaint.

11.3 If you terminate your employment for Good Reason, the Company shall pay you a sum equal to two year's worth of your salary plus bonus under this Agreement subject to all necessary deductions. For the avoidance of doubt, any entiltlement in respect of clause 2.2, or in respect of your service during any unexpired fixed term or notice period under clause 2.1, shall not apply where you are entitled to the sum in this clause.

12.      GRIEVANCES AND DISCIPLINE

You are also subject to the Company's disciplinary rules and procedures set out in the Employee Handbook.

13.      RULES, POLICIES AND PROCEDURES

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It is understood that you will be subject to all appropriate Group policies and procedures in force from time to time.

14.      MISCELLANEOUS

Any amendments to this agreement will be notified to you in writing.

There are no collective agreements which directly affect the terms and conditions set out in this Agreement.

Any notice may be given to you personally or to the Company Secretary (as the case may be) or may be posted to the Company (for the attention of its Secretary) at its registered office for the time being or to you either at your address given above or at your last known address. Any such notice shall be deemed served 48 hours after it was posted and in proving such notice it shall be sufficient to prove that the notice was properly addressed and put in the post.

This Agreement shall be governed by and construed under Bermuda law and each of the parties hereby irrevocably agrees for the exclusive benefit of the Company that the Courts of Bermuda are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

Signed..........................                         .......................
For and on Behalf of FLAG Telecom Holdings Limited       Date

I have read, understood and accept the Terms and Conditions of Employment as stated and referred to in this document relevant to my employment with FLAG Telecom Limited
Signed..........................                         .......................
                                                         Date

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